Exhibit 21.1
Subsidiaries of Align Technology, Inc.

The registrant’s principal subsidiaries as of December 31, 2020, are as follows:

Entity
Align Technology Switzerland GmbH, Switzerland
exocad Global Holdings GmbH, Germany